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                                                                      EXHIBIT 30

                          REGISTRATION RIGHTS AGREEMENT

      This Registration Rights Agreement ("Agreement") is entered into as of August 26, 2004, between INTEROIL CORPORATION., a New Brunswick corporation (the "Company") and the Purchasers set forth on the signature pages hereto (each, a "Purchaser" and collectively, the "Purchasers").

                              W I T N E S S E T H:

      WHEREAS, pursuant to the Securities Purchase Agreement, dated on or about the date hereof, by and between the Company and the purchasers signatory thereto (the "Purchase Agreement"), the Company has agreed to sell and issue to the Purchasers, and the Purchasers have agreed, severally and not jointly, to purchase from the Company, an aggregate of up to $40,000,000 in principal amount of the Company's 8 7/8 % Senior Convertible Debentures due August 28, 2009 (the "Debentures"), subject to the terms and conditions set forth therein; and

      Whereas, the terms of the Debentures provide that they will be convertible into shares (the "Underlying Shares") of the common stock, no par value per share (the "Common Stock") of the Company; and

      WHEREAS, pursuant to the Purchase Agreement, the Company issued five-year warrants ("Warrants") exercisable into shares of Common Stock (the "Warrant Shares") at the exercise price set forth therein;

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Purchase Agreement and this Agreement, the Company and each Purchaser, severally and not jointly, agree as follows:

            1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement or the Debentures. As used in this Agreement, the following terms shall have the following respective meanings:

      "Closing" and "Closing Date" shall mean the Initial Closing and Initial Closing Date with respect to the purchase of the Debentures and Warrants as defined in the Purchase Agreement.

      "Commission" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "Holder" and "Holders" shall include the Purchaser and any transferee or transferees of Registrable Securities which have not ceased to be Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement and the Purchase Agreement.

      "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

      The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the rules and regulations applicable in the Province of Ontario and in compliance with the Securities Act and applicable

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rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement by such authorities.

      "Registrable Securities" shall mean: (i) the Interest Shares (as defined in the Debentures); (ii) the Underlying Shares and the Warrant Shares (without regard to any limitations on beneficial ownership contained in the Debentures or Warrants) issued or issuable to each Holder (a) upon conversion of the Debentures or exercise of the Warrants, (b) upon any distribution with respect to, any exchange for or any replacement of such Debentures or Warrants or (c) upon any conversion, exercise or exchange of any securities issued in connection with any such distribution, exchange or replacement; (iii) securities issued or issuable upon any stock split, stock dividend, recapitalization, exchange or similar event with respect to the Debentures, the Warrants, the Underlying Shares, the Warrant Shares or the Interest Shares; and (iv) any other security issued as a dividend or other distribution with respect to, in exchange for or in replacement of the securities referred to in the preceding clauses, except that any such Underlying Shares, Warrant Shares, Interest Shares or other securities shall cease to be Registrable Securities when (x) they have been sold to the public or (y) they may be sold by the Holder thereof under Rule 144(k).

      "Registration Expenses" shall mean all expenses to be incurred by the Company in connection with each Holder's registration rights under this Agreement (such amount not to exceed $10,000 in the aggregate for each registration), including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, and blue sky fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by the Holders holding at least a two-thirds interest of the Registrable Securities) for a review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

      "Registration Statement" shall have the meaning set forth in Section 2(a) herein.

      "Registration Statement/Prospectus" shall have the meaning set forth in
Section 2(a) herein.

      "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

      "Rule 144(k)" means Rule 144(k) under Securities Act, or any successor rule.

      "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

      "Selling Expenses" shall mean all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

            2. Registration Requirements. The Company shall use its best efforts to effect the registration of the resale of the Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification

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under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and under the rules and regulations applicable in the Province of Ontario) as would permit or facilitate the resale of all the Registrable Securities in the manner (including manner of sale) and in all states, territories and possessions of the United States reasonably requested by the Holder. The Company shall also use its best efforts to qualify the resale of the Registerable Securities by prospectus under the Securities laws of the Province of Ontario. Such best efforts by the Company shall include, without limitation, the following:

                  (a) The Company shall, as expeditiously as possible after the Closing Date:

                        (i) But in any event within 90 days of the Closing,
            prepare and file (x) a registration statement with the Commission pursuant to the rules and regulations applicable in the home jurisdiction of the Company and Rule 467 and Rule 408 under the Securities Act on Form F-10, F-1 or S-1 or any corresponding successor forms that may be available under the Securities Act (or in the event that the Company is ineligible to use such forms, such other appropriate form as the Company is eligible to use under the Securities Act) covering resales by the Holders as selling stockholders (not underwriters) of the Registrable Securities and no other securities (the "Registration Statement"), which Registration Statement, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers the resale of such indeterminate number of additional shares of Common Stock as may be issued upon conversion of the Debentures and exercise of the Warrants and (y) prior to or contemporaneously with the filing of the Registration Statement, file with the Ontario Securities Commission a preliminary Canadian prospectus (the "Canadian Prospectus" and, collectively referred to with the Registration Statement as the "Registration Statement/Prospectus") covering resales of the same securities as those covered by the Registration Statement under the securities laws of the Province of Ontario and containing the same statements with respect to covering the resale of such indeterminate number of additional shares of Common Stock as may be issued upon conversion of the Debentures and exercise of the Warrants, to the extent permitted by rules and regulations applicable in the Province of Ontario. The number of shares of Common Stock initially included in such Registration Statement/Prospectus shall be no less than the sum of (A) two times the number of Underlying Shares that are then issuable upon conversion of the Debentures (assuming full conversion, respectively, at the then applicable Conversion Price (as defined in the Debentures), and (B) 100% of the Warrant Shares issuable upon full exercise of the Warrants. Nothing in the preceding sentence will limit the Company's obligations to reserve shares of Common Stock pursuant to Section 3.7 of the Purchase Agreement. Thereafter the Company shall use its best efforts to cause such Registration Statement/Prospectus and other filings to be declared effective as soon as possible, and in any event prior to 120 days following the Closing Date (the "Effectiveness Deadline"). Without limiting the foregoing, the Company will promptly respond to all comments, inquiries and requests of the

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            Ontario Securities Commission and the SEC, and shall file and obtain a receipt for the final Canadian Prospectus and shall cause the Registration Statement to become effective at the earliest possible date. The Company shall provide the Holders reasonable opportunity to review any such Registration Statement/Prospectus or amendment or supplement thereto prior to filing.

                        (ii) Prepare and file with the Ontario Securities
            Commission and the SEC such amendments and supplements to such Registration Statement/Prospectus and the prospectuses used in connection with such Registration Statement/Prospectus as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement/Prospectus and notify the Holders of the filing and effectiveness of such Registration Statement/Prospectus and any amendments or supplements.

                        (iii) Furnish to each Holder such numbers of copies of a
            current prospectus conforming with the requirements of the Act, copies of the Registration Statement/Prospectus, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

                        (iv) Register and qualify the securities covered by such
            Registration Statement/Prospectus under the securities or "Blue Sky" laws of all domestic jurisdictions, to the extent required; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                        (v) Notify each Holder immediately of the happening of
            any event (but not the substance or details of any such events unless specifically requested by a Holder) as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement/Prospectus, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

                        (vi) Notify each Holder immediately of the issuance by
            the Ontario Securities Commission and the Commission or any state securities commission or agency of any stop order (or equivalent action) suspending the effectiveness of the Registration Statement/Prospectus or the threat or initiation of any proceedings for that purpose. The Company shall use its best efforts to prevent the issuance of any stop order (or equivalent action) and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

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                        (vii) Permit counsel to the Holders to review the
            Registration Statement/Prospectus and all amendments and supplements thereto within a reasonable period of time (but not less than two full Trading Days (as defined in the Debentures)) prior to each filing and will not request acceleration (or its Canadian equivalent) of the Registration Statement/Prospectus without prior notice to such counsel.

                        (viii) List the Registrable Securities covered by such
            Registration Statement/Prospectus with all securities exchange(s) and/or markets on which the Common Stock is then listed, including, without limitation, the American Stock Exchange, and prepare and file any required filings with the Principal Market.

Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file or maintain the effectiveness of a Canadian Prospectus following such time as the Registrable Securities are freely tradable by the Holders without qualification by prospectus under the securities laws of the Province of Ontario.

                  (b) Set forth below in this Section 2(b) are (I) events that may arise that the Purchaser considers will interfere with the full enjoyment of their rights under this Agreement, the Purchase Agreement, the Debentures and the Warrants (the "Interfering Events"), and (II) certain remedies applicable in each of these events.

      Paragraphs (i) through (iii) of this Section 2(b) describe the Interfering Events, provide a remedy to the Purchaser if an Interfering Event occurs.

      Paragraph (iv) provides, inter alia, that the Purchaser has the right to specific performance.

      The preceding paragraphs in this Section 2(b) are meant to serve only as an introduction to this Section 2(b), are for convenience only, and are not to be considered in applying, construing or interpreting this Section 2(b).

                        (i) Delay in Effectiveness of Registration Statement.

                        (A) In the event that such Registration
                  Statement/Prospectus has not been declared effective by the Effectiveness Deadline, or the Company at any time fails to issue unlegended Registrable Securities to the extent required by Article VI of the Purchase Agreement, then the Company shall pay each Holder (other than (i) in the case of a Registration Statement not declared effective, a Holder of Registrable Securities that the Company could exclude from registration in accordance with Section 9 and (ii) in the case of a failure to issue unlegended certificates in accordance with the Purchase Agreement, a Holder that is not a party to, including as a permitted assignee bound to, the Purchase Agreement) a Monthly Delay Payment (as defined below) with respect to each successive 30-day period (or portion thereof appropriately prorated) thereafter that effectiveness of the Registration Statement is delayed or failure to issue such unlegended Registrable Securities persists.

                                       5

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                        (B) Subject to subsection (C)(II) below, as used in this
                  Agreement, a "Monthly Delay Payment" shall be a cash payment equal to 1.5% of the amount equal to (x) the Conversion Price multiplied by (y) the sum of the number of Underlying Shares that are Registrable Securities and held by the applicable Holder plus the number of Underlying Shares issuable upon conversion of Debentures held by such Holder. Payment of the Monthly Delay Payments shall be due and payable from the Company to such Holder on the later of (I) the end of the applicable 30-day period or portion thereof and (II) five business days after demand therefor. At the option of the Holder, Monthly Delay Payments may be added to the outstanding Principal Amount of the Debentures held by it.

                        (C) Notwithstanding the foregoing, there shall be
                  excluded from the calculation of the number of days that the Registration Statement has not been declared effective the delays which are solely attributable to delays in the Purchaser providing information required for the Registration Statement.

                        (ii) No Listing; Suspension of Class of Shares

                        (A) In the event that the Company fails, refuses or for
                  any other reason is unable to cause the Registrable Securities covered by the Registration Statement/Prospectus to be listed (subject to issuance) with the Principal Market or one of the other Approved Markets (as defined in the Purchase Agreement) at all times during the period ("Listing Period") from the date ("Effectiveness Commencement Date") which is the earlier of the effectiveness of the Registration Statement / Prospectus and the 120th day following the Closing Date until such time as the registration period specified in Section 5 terminates, then the Holder shall have available the remedy set forth in Section 4(a) of the Debentures.

                        (B) In the event that shares of Common Shares of the
                  Company are not listed on the Principal Market at all times following the Closing Date, or are otherwise suspended from trading and remain unlisted or suspended for three consecutive days, then the Holder shall have available the remedy set forth in Section 4(a) of the Debentures.

                        (iii) Blackout Periods. In the event the Registration
            has become effective and, afterwards, any Holder's ability to sell Registrable Securities under the Registration Statement/Prospectus is suspended for more than (i) 15 days in any 90-day period or (ii) 30 days in any calendar year ("Suspension Grace Period"), including, without limitation, by reason of any suspension or stop order with respect to the Registration Statement/Prospectus or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement/Prospectus then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light

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            of the circumstances then existing (a "Blackout"), then the Company shall provide to each Holder a Monthly Delay Payment for each 30-day period or portion thereof (appropriately prorated) from and after the expiration of the Suspension Grace Period, on the terms set forth in Section 2(b)(i)(B) above.

                        (iv) Cumulative Remedies. The Monthly Delay Payments
            provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Debentures, the Warrants, the Purchase Agreement and this Agreement, including without limitation, the right to monetary contract damages and specific performance; provided, that,
            (x) no holder of Debentures may collect default interest in addition to Monthly Delay Payments and (y) no holder of Debentures may collect more than one Monthly Delay Payment with respect to the same 30-day period or portion thereof. Each Holder shall be entitled to specific performance of any and all obligations of the Company in connection with the registration rights of the Holders hereunder.

                  (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise the Company. Any such underwriting may only be administered by nationally or regionally recognized investment bankers reasonably satisfactory to the Company.

                  (d) The Company shall enter into such customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection with any underwritten offering or when the Ontario Securities Commission or the SEC has required that the Holders be identified as underwriters in the Registration Statement in order to expedite or facilitate the disposition of such Registrable Securities and in such connection:

                        (i) make such representations and warranties to the
            Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

                        (ii) cause to be delivered to the sellers of Registrable
            Securities and the underwriter or underwriters, if any, opinions of independent counsel to the Company, on and dated as of the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement/Prospectus, and within ninety (90) days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering such matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any;

                        (iii) cause to be delivered, immediately prior to the
            effectiveness of the Registration Statement/Prospectus (and, in the case of an

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            underwritten offering, at the time of delivery of any Registrable
            Securities sold pursuant thereto), and at the beginning of each fiscal year following a year during which the Company's independent certified public accountants shall have reviewed any of the Company's books or records, a "comfort" letter from the Company's independent certified public accountants addressed to each underwriter (including the Holders, if the Ontario Securities Commission or the SEC has required them to be identified as underwriters in the Registration Statement), if any, to the extent requested by such underwriters, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to such underwriters;

                        (iv) if an underwriting agreement is entered into, the
            same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings; and

                        (v) deliver such documents and certificates as may be
            reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any.

                  (e) The Company shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement/Prospectus, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of the Company and review of any Registration Statement/Prospectus, all publicly filed documents filed subsequent to the Closing, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement/Prospectus, provided that such parties agree to keep such information confidential. Notwithstanding the foregoing, the foregoing right shall not extend to any Holder (i) who is not a financial investor or entity or (ii) who, itself or through any affiliate, has any strategic business interest that would reasonably be expected to be in conflict with any business of the Company or its subsidiaries.

                  (f) Subject to Section 2(b) above and to clause (i) below, the Company may suspend the use of any prospectus used in connection with the Registration Statement/Prospectus only in the event, and for such period of time as such a suspension is required by the rules and regulations of the Commission. The Company will use reasonable best

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efforts to cause such suspension to terminate at the earliest possible date.
This provision shall not affect the right of Holders to receive Monthly Delay Payments pursuant to Section 2(b) above.

                  (g) The Company shall file a Registration Statement/Prospectus with respect to any newly authorized and/or reserved Registrable Securities consisting of Underlying Shares or Warrant Shares described in clause (i) of the definition of Registrable Securities within five (5) business days. If the Holders become entitled, pursuant to an event described in clause (ii) and (iii) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement/Prospectus, subsequent to the date such Registration Statement/Prospectus is declared effective, and the Company is unable under the securities laws to add such securities to the then effective Registration Statement/Prospectus, the Company shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. The Company shall use its best efforts to
(i) cause any such additional Registration Statement/Prospectus, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement/Prospectus effective during the period described in
Section 5 below and cause such Registration Statement/Prospectus to become effective within 60 days of that date that the need to file the Registration Statement/Prospectus arose. All of the registration rights and remedies under this Agreement shall apply to the registration of the resale of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for default payments contained herein.

                  (h) The Company shall prepare and file with the Ontario Securities Commission and the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement/Prospectus and the prospectus used in connection with such Registration Statement/Prospectus, which prospectus supplement is to be filed pursuant to the rules and regulations applicable in the home jurisdiction of the Company and the Securities Act, as may be necessary to keep such Registration Statement/Prospectus effective at all times during the Registration Period (as defined below), and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement. In the case of amendments and supplements to a Registration Statement/Prospectus which are required to be filed pursuant to this Agreement (including pursuant to this Section 2) by reason of the Company filing a periodic report (whether on an applicable form of the Ontario Securities Commission or on Form 20-F, Form 40-F, or Form 6-K or any analogous or successor form under the 1934 Act), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall have filed such amendments or supplements with the Ontario Securities Commission and the SEC on the same day on which the continuous disclosure document or periodic report which created the requirement for the Company to amend or supplement such Registration Statement/Prospectus is filed.

                  (i) Each Holder agrees by its acquisition of the Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 2(a)(v) or 2(a)(vi), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement/Prospectus until such Holder's receipt of the copies of the supplemented Prospectus and/or amended Registration

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Statement/Prospectus contemplated by Section 2(h), or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement/Prospectus. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

                  (j) If requested by a Holder, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as a Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering;
(ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and
(iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by a Holder holding any Registrable Securities.

            3. Expenses of Registration. All Registration Expenses in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company, and all Selling Expenses of a Holder shall be borne by such Holder.

            4. Registration. The Company shall use its best efforts to remain qualified for registration on Form F-10, F-1, S-1, or any comparable or successor form or forms, or in the event that the Company is ineligible to use such form, such appropriate form as the Company is eligible to use under the Securities Act provided that the Company shall maintain the effectiveness of the Registration Statement/Prospectus then in effect until such time as a Registration Statement covering the Registrable Securities has been declared effective by the SEC.

            5. Registration Period. In the case of the registration effected by the Company pursuant to this Agreement, the Company shall keep such registration effective until the earlier of (a) the date on which all the Holders have completed the sales or distribution described in the Registration Statement/Prospectus relating thereto or, (b) until all Registrable Securities may be sold by the Holders under Rule 144(k) (provided that the Company's transfer agent has accepted an instruction from the Company to such effect) (the "Registration Period"). Subject to Section 8 below, this Agreement shall be terminated automatically without further action by any party hereto upon the expiration of the Registration Period.

            6. Indemnification.

                  (a) Company Indemnity. The Company will indemnify and hold harmless each Holder, each of its officers, directors, agents, shareholders, members and partners, and each person controlling each of the foregoing, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and

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liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or any violation by the Company of the Securities Act, any applicable Canadian securities laws or any state securities law or, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors, agents, shareholders, members and partners, and each person controlling each of the foregoing, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred and as incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based (i) on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein or (ii) the failure of a Holder to deliver at or prior to the written confirmation of sale, the most recent prospectus, as amended or supplemented. The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

                  (b) Holder Indemnity. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, agents and partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which they were made, and will reimburse the Company and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities pursuant to the registration statement in question. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

                  (c) Procedure. Each party entitled to indemnification under this Section 6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such non-privileged information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

            7. Contribution. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder.

      In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

      The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities pursuant to the registration statement in question or
(ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            8. Survival. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of the Company referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Purchase Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

            9. Information by Holders. Each Holder shall promptly furnish to the Company such information regarding such Holder and the distribution and/or sale proposed by such Holder as the Company may from time to time reasonably request in writing in connection with any registration, qualification or compliance referred to in this Agreement, and the Company may exclude from such registration the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Purchaser shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder. Each Holder agrees that, other than ordinary course brokerage arrangements, in the event it enters into any arrangement with a broker dealer for the sale of any Registrable Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, such Holder shall promptly deliver to the Company in writing all applicable information required in order for the Company to be able to timely file a supplement to the Prospectus pursuant to the applicable rules and regulations of the Company's home jurisdiction or Rule 424(b) under the Securities Act, as applicable, to the extent that such supplement is legally required. Such information shall include a description of (i) the name of such Holder and of the participating broker dealer(s), (ii) the number of Registrable Securities involved, (iii) the price at which such Registrable Securities were or are to be sold, and (iv) the commissions paid or to be paid or discounts or concessions allowed or to be allowed to such broker dealer(s), where applicable.

            10. Replacement Certificates. The certificate(s) representing the Registrable Securities held by any Purchaser (or then Holder) may be exchanged by such Purchaser (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Registerable Securities, as reasonably requested by such Purchaser (or such Holder) upon surrendering the same. No service charge will be made for such registration or exchange. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificates representing a Registrable Security and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or upon surrender and cancellation of such certificate if mutilated, the Company will make and deliver a new certificate of like tenor and dated as of such cancellation at no charge to the holder.

            11. Transfer or Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Purchaser by the Company under this Agreement to cause the Company to register Registrable Securities may be transferred or assigned (in whole or in part) to a permitted transferee or assignee of Debentures, Warrants or Registrable Securities, and all other rights granted to the Purchaser by the Company hereunder may be transferred or assigned to any permitted transferee or assignee of any Debentures, Warrants or Registrable Securities; provided in each case that the Company must be given written notice by the Purchaser at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the registration provisions of this Agreement.

            12. Reports Under The 1934 Act.

      With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration ("Rule 144"), no later than the Effectiveness Deadline the Company agrees to:

                  (a) cause there to be "current public information" available for the Company as such term is used in Rule 144 following the earlier of 90 days following the listing on an Approved Market and 90 days following the Effectiveness Date

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

                  (c) furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without registration.

            13. Miscellaneous.

                  (a) Remedies. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                  (b) Jurisdiction. Each of the Company and the Purchaser (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in the Borough of Manhattan, New York County, New York State for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and the Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

                  (c) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.. The addresses for such communications shall be:

             to the Company:

                      InterOil Corporation
                      25025 I-45 North, Suite 420
                      The Woodlands, Texas 77380
                      Telephone:       (281) 292-1800
                      Facsimile:       (281) 292-0888
                      Attention:       Gary Duvall

             with a copy to:

                      Haynes & Boone LLP
                      One Houston Center
                      1221 McKinney St., Suite 2100
                      Houston, Texas 77010
                      Telephone:       (713) 547-2081
                      Facsimile:       (713) 236-5699
                      Attention:       Guy Young, Esq.

If to a Purchaser, to its address and facsimile number set forth on Schedule I hereto, with copies to such Purchaser's representatives as set forth on Schedule I hereto, or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),
(ii) or (iii) above, respectively.

Any party hereto may from time to time change its address for notices by giving at least five days' written notice of such changed address to the other parties hereto.

                  (d) Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                  (e) Execution in Counterpart. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

                  (f) Signatures. Facsimile signatures shall be valid and binding on each party submitting the same.

                  (g) Entire Agreement; Amendment. This Agreement, together with the Purchase Agreement, the Debentures, the Warrants and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders who then hold at least two-thirds of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 13(g) shall be binding upon each Holder and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

                  (h) Governing Law. This Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed entirely within such state.

                  (i) Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY.

                  (j) Titles. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    INTEROIL CORPORATION

                                    By:_________________________________________
                                    Name:
                                    Title:

                                    MANCHESTER SECURITIES CORP.

                                    By:_________________________________________
                                    Name:
                                    Title:

                                    PORTSIDE GROWTH AND OPPORTUNITY FUND

                                    By:_________________________________________
                                           Name:  Jeffrey C. Smith
                                           Title: Authorized Signatory

                                   SCHEDULE I

   NAME OF PURCHASER                                             CONTACT INFORMATION
   -----------------                                             -------------------
Manchester Securities Corp.                                  712 Fifth Avenue
                                                             36th Floor
                                                             New York, New York 10019
                                                             Attention:  Brett Cohen
                                                             Tel:     (212) 506-2999
                                                             Fax:     (212) 586-9467

With a copy to:                                              Kleinberg, Kaplan, Wolff & Cohen, P.C.
                                                             551 Fifth Avenue
                                                             New York, New York 10176
                                                             Attn:  Lawrence D. Hui, Esq.
                                                             Tel:     (212) 986-6000
                                                             Fax:     (212) 986-8866

Portside Growth & Opportunity Fund                           c/o Ramius Capital Group, L.L.C.
                                                             666 Third Avenue, 26th Floor
                                                             New York, NY 10017
                                                             Attention:  Jeffrey Smith
                                                                         Roger Anscher
                                                             Telephone:  (212) 845-7900
                                                             Facsimile:  (212) 845-7999

With a copy to:                                              Schulte Roth & Zabel LLP
                                                             919 Third Avenue
                                                             New York, NY  10022
                                                             Attention:  Eleazer Klein, Esq.
                                                             Telephone:  (212) 756-2000
                                                             Facsimile:  (212) 593-5955

Provident Premier Master Fund, Ltd.                          c/o Gemini Investment Strategies, LLC
                                                             35 Waterview Boulevard
                                                             Parsippany, New Jersey 07054
                                                             Attention:  Steven W. Winters
                                                             Telephone:  (973) 404-1350
                                                             Facsimile:  (973) 404-1360

With a copy to:                                              Duval & Stachenfeld, LLP
                                                             300 E. 42nd Street.
                                                             3rd Floor
                                                             New York, New York  10017
                                                             Attention:  Robert Mazzeo, Esq.
                                                             Telephone:  (212) 692-5529
                                                             Facsimile:  (212) 883-8883